Exhibit 99.1
NetApp Declines to Revise Bid for Data Domain; Merger Agreement Terminated
NetApp to Focus on Its Existing Growth Opportunities
Sunnyvale, CA — July 8, 2009 — NetApp (NASDAQ: NTAP) today announced that it will not revise its proposal to acquire Data Domain (NASDAQ:DDUP) in the wake of EMC’s higher unsolicited offer, and that NetApp and Data Domain have terminated their merger Terminated agreement. NetApp confirmed that it has received a $57 million break-up fee from Data Domain as a result of the termination of the agreement.
“While NetApp’s acquisition of Data Domain would have produced benefits for customers and employees and complemented NetApp’s existing growth trajectory, we remain highly confident in our already compelling strategic plan, market opportunities, and competitive strengths,” said Dan Warmenhoven, NetApp’s chairman and CEO. “NetApp applies a disciplined approach to acquisitions, one focused intently on creating long-term value for our stockholders. We therefore cannot justify engaging in an increasingly expensive and dilutive bidding war that would diminish the deal’s strategic and financial benefits.”
“NetApp has established leadership positions in virtualized infrastructure, storage efficiency, and unified storage, even in these difficult economic times, by helping customers meet their business objectives with less physical storage while reducing costs. That commitment will not change. We look forward to continuing to build on our foundation of innovation and customer service, and to continuing to execute our successful growth strategy.”
Forward-Looking Statements
In addition to historical information, this document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained herein represent NetApp’s beliefs regarding future events, many of which are, by their nature, inherently uncertain and outside NetApp’s control. Forward-looking statements include, but are not limited to, statements regarding NetApp’s market opportunities and competitive strengths as well as its strategies, plans, and objectives and other statements that are not historical facts.
NetApp cautions readers that the forward-looking statements contained herein are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated by such statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the adverse global economic and market conditions, risks associated with the anticipated growth in network storage and content delivery markets, NetApp’s ability to deliver new product architectures and enterprise service offerings, and other important factors as described in NetApp’s reports and documents filed from time to time with the Securities and Exchange Commission. NetApp disclaims any obligation to update and revise the forward-looking statements contained in these materials based on new information or otherwise.
About NetApp
NetApp creates innovative storage and data management solutions that help our customers deliver outstanding cost efficiency and accelerate business breakthroughs. Discover our passion for helping companies around the world go further, faster at www.netapp.com.
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